Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT
MATERIAL AND ARE THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND HAS BEEN MARKED WITH
“[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

LOMOND Therapeutics, Inc. CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) between Lomond Therapeutics, Inc., a Delaware corporation (“Company”) and Nikolay Savchuk (“Consultant”) is effective as of, and this document memorializes the agreement that the parties have had since, the first day of Consultant’s Services (defined below) to Company (regardless of the execution date hereof). The parties agree as follows:

1. Services. The “Services” are to serve as the Company’s President and Chief Operating Officer and to provide services assigned by the Company’s Board of Directors. The Services shall commence and become effective immediately following the closing of the Company’s pending reverse triangular merger pursuant to an Agreement and Plan of Merger, by and among the Company, Lomond Acquisition Corp. (“Merger Sub”), and Venetian-1 Acquisition Corp. (“PubCo”) in which the Company shall merge with and into Merger Sub, a wholly-owned subsidiary of PubCo, and the Company successfully raises at least $35 million in a PIPE transaction (the “Effective Date”).

2. Payment and Fees. Commencing on the Effective Date and until this Agreement is terminated, the Company will pay Consultant for the Services at the rate of $400,000 per year, payable on a monthly basis, within fifteen (15) days after the end of each calendar month (with a pro rata payment for Services provided during any partial calendar month) (the “Fees”).

Consultant will be eligible to be considered for a cash incentive payment for each fiscal year of the Company. The incentive payments (if any) will be awarded based on objective or subjective criteria established by the Company’s Board of Directors. The target incentive payment will be equal to 50% of the Fees. The incentive payment for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if the Consultant is providing the Services to the Company at the time of payment.

Consultant was previously granted an option to purchase 1,258,000 shares of the Company’s Common Stock (the “Option”). The Option is subject to the terms and conditions applicable to options granted under the Company’s 2024 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The Option shares will continue to vest pursuant to its terms while the Consultant provides the Services pursuant to this Agreement.

3. Termination. Either Party may terminate this Agreement at any time, with or without cause, upon five (5) days’ written notice, but, if (and only if) such termination is without cause, Company shall upon termination pay Consultant all unpaid and undisputed amounts due for Services completed prior to notice of termination. Sections 4 through 7 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.

4. Ownership; Rights; Proprietary Information; Publicity.

4.1. Company shall own solely and exclusively and in perpetuity all right, title and interest (including patent rights, copyright rights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant in the Field in connection with the Services or any Proprietary Information (defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes and agrees to make all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached here as Appendix A) if Consultant was an employee of Company. “Field” means research and development of any [***] Compound, ZE50-0134 Compound, ZE46-0134 Compound, IRAK4 inhibitor, and/or [***] inhibitor and products containing any of such compound(s). “ZE46-0134 Compound” means the compound referred to as ZE46-0134 (Lomonitnib). “ZE50-0134 Compound” means the compound referred to as ZE50-0134 (Lonitoclax). “[***] Compound” means any compound that is: (i) the compound referred to as [***]; (ii) any other menin inhibitor claimed in a patent right licensed to Lomond; or (iii) any base form, metabolite, ester, salt form, racemate, stereoisomer, crystalline polymorph, hydrate or solvate of a compound in any of (i)-(iii). For clarity, [***] is not a [***] Compound. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights purported to be assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant. Consultant hereby confirms that the rights that vest with Company in relation to the Inventions shall not be deemed to lapse if Company does not exercise the rights for any period.

4.2. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to Company’s customers or employees) that Consultant or anyone acting on Consultant’s behalf develops, learns or obtains in connection with the Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Furthermore, Consultant understands that this Agreement does not affect Consultant’s immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:

(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Upon termination or as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement.

4.3. As additional protection for Proprietary Information, Consultant agrees that during the period over which Consultant is (or is supposed to be) providing the Services, Consultant will not encourage or solicit any employee, consultant or personnel of Company to leave Company’s employment or terminate such party’s engagement with Company for any reason without the prior consent of Company; provided, however, that the foregoing provision will not prevent Consultant from (i) conducting broad recruitment efforts not specifically directed at Company or its employees, consultants or personnel, or (ii) employing any person who contacts Consultant on his or her own initiative without any direct or indirect solicitation by or encouragement from Consultant (or who contacts Consultant in response solely to the recruitment efforts specified in clause (i)). Consultant may be engaged or employed in any other business, trade, profession, or other activity which does not place Consultant in a conflict of interest with Company.

4.4. To the extent allowed by law, Section 4.1 and any license granted to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, in exchange for the sufficient compensation set forth herein, Company may and is hereby authorized to use Consultant’s name, recordings and images in connection with promotion of Company’s business, products and services and to allow others to do so. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company.

4.5. If any part of the Services or Inventions or information or other intellectual property provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed, modified, commercialized or otherwise exploited (collectively, “Exploited” or “Exploitation”) without using or violating technology or intellectual property rights owned by or licensed to Consultant or a Contributor (as defined below) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, nonexclusive, sublicensable right and license to fully Exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or Exploitation of the Services, Inventions, other intellectual property or other work performed or provided hereunder or any assigned rights (including any modifications, improvements and derivatives of any of the foregoing).

5. Relationship of the Parties. Subject to the terms of this Agreement, Consultant, and not Company, shall determine the manner and means by which Consultant performs the Services, the location of the performance of the Services and the schedule on which the Services are performed. Unless otherwise specified in a Statement of Work, Consultant shall be responsible for providing all necessary supplies, materials and equipment required for the performance of the Services. Consultant agrees to comply with all rules and procedures for accessing and using Company’s premises and equipment, including those related to safety and security. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not a partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Consultant shall not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant.

6. General. This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant will not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so will be void. Company may fully assign and transfer this Agreement in whole or part. This Agreement constitutes the entire agreement (to the exclusion of all other terms and conditions), and supersedes all prior negotiations, understandings or agreements (oral or written), between the parties concerning the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which is an original, but taken together constitute one and the same instrument. No waiver or modification of this Agreement will be binding upon a party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right or remedy will be deemed a waiver. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that the Agreement will otherwise remain in full force and effect. Any notice hereunder will be effective upon receipt and will be given in writing.

7. Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. Unless prohibited by applicable law, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration (to be held in English) in the State of California in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided however, that each party will have a right to seek injunctive or other equitable relief in a court of law from any court of competent jurisdiction. The prevailing party will be entitled to receive from the non-prevailing party all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with that action or proceeding. Any breach or threatened breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company is entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument, effective as of November 1, 2024.

Lomond Therapeutics, Inc.		Consultant

By:	/s/ Nikolay Savchuk	By:	/s/ Nikolay Savchuk
Name:	Nikolay Savchuk	Name:	Nikolay Savchuk
Title:	Chief Executive Officer

Notices shall be sent to the following physical or email address:	Notices shall be sent to the following physical or email address:

ACKNOWLEDGED AND AGREED:

Eilean Therapeutics, LLC hereby acknowledges Section 4 of this Agreement and agrees that Section 4 of this Agreement applies with respect to the ownership of Inventions notwithstanding any agreement between Eilean Therapeutics, LLC and Consultant.

Eilean Therapeutics, LLC

By:	/s/ Iain Dukes
Name:	Iain Dukes
Title:	Chief Executive Officer

Appendix A

California Labor Code § 2870

Inventions Made by an Employee

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for his employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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